Exhibit 99.1

FINAL TRANSCRIPT

        Conference Call Transcript

        SGIC - Q3 2008 SGI Earnings Conference Call

        Event Date/Time: May. 06. 2008 / 5:00PM ET

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FINAL TRANSCRIPT

May. 06. 2008 / 5:00PM ET, SGIC - Q3 2008 SGI Earnings Conference Call

CORPORATE PARTICIPANTS

Julie Quattro

SGI - Director Investor Relations

Bo Ewald

SGI - CEO

Kathy Lanterman

SGI - CFO

Doug Britt

SGI - SVP of Sales

CONFERENCE CALL PARTICIPANTS

OPERATOR

Glenn Hanus

Needham & Co. - Analyst

PRESENTATION

OPERATOR

Good afternoon, my name is T.K. and I will be your conference operator today. At this time, I would like to welcome everyone to the Q3 fiscal year 2008 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (OPERATOR INSTRUCTIONS) Thank you. I would now like to turn the call over to Director of Public Relations, Ms. Julie Quattro. You may begin your conference, m’am.

Julie Quattro - SGI - Director Investor Relations

Good afternoon, and thank you for participating in this call. With me today are Bo Ewald, our Chief Executive Officer, Doug Britt, our Senior Vice President of Sales and Kathy Lanterman, our Chief Financial Officer. This call is intended to elaborate on a news release issued earlier today to report our financial results for the third quarter of fiscal 2008 which ended March 28, 2008. Before we begin, I would like to remind you that the matters we are about to discuss, other than historical financial data, are forward-looking statements and are subject to the risks and uncertainties described in our earnings release, our Form 10-K for the year ended June 29, 2007, and subsequently filed reports on Form 10-Q. The information provided on this call is as of March 28, 2008, and we do not undertake to update this information during the quarter. Actual results may vary.

During the course of this conference call, we will describe certain non-GAAP financial measures in an effort to provide additional information to investors. These should be considered in addition to and not in lieu of, comparable GAAP financial measures. Please refer to the Investor Relations section on our website at sga.com/investors for the most directly comparable GAAP financial measures and the related reconciliation. This conference call is open to the public and is being webcast. An audio recording of the call will be archived until May 13, 2008, on our website.

During this call, we will refer to a presentation that is posted at sgi.com/investors. Please take a moment to open that file now. At the conclusion of our prepared remarks, we will have Q&A. With that introduction, I’d like to turn the call over to Bo.

Bo Ewald - SGI - CEO

Great. Thanks, Julie, and for those of you on the call, Julie has just joined us from Symantec and she’s a real communications professional so we’re really pleased to have her be part of our team and we look forward to you getting to know her as well as we move forward.

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FINAL TRANSCRIPT

May. 06. 2008 / 5:00PM ET, SGIC - Q3 2008 SGI Earnings Conference Call

Again, as Julie mentioned, we will refer to a presentation, it is posted at sgi.com/investor, and we’ll go — we’ll be referring to that as we walk along. So if you can open that, it would be great. And you’ll see us taking a little different approach this time. We have five major things that we’ll cover. I’ll make a few introductory remarks and then we’ll turn it over to Kathy to talk about Q3, and then we’ll spend a little bit of time, come back to me and spend a little bit of time to talking about generally where the company is going from the business perspective, what markets we’re going after and the technology perspective as well.

So sort of our — the big picture strategy that we have from the company, and there have been so many things going on that we thought it worthwhile to take extra time today to really talk about the baseline plan and strategy that we have that we’re operating against. So we’ll do that. And then Doug Britt, who is new to the company as of about six months ago, will go over where we are on sales and talk a little bit about the growing momentum that we have there, and also we’ll talk about some of the actions that he has taken since joining us. And then Kathy will come back and we’ll give you a little snapshot of what Q4 looks like, our guidance on Q4. And as you know, the company has not done that for a long time. So, again, different than we’ve done in the past. But also warn you that we’ll probably do a little more talking in our prepared remarks than we have in the past as we walk through all of the strategy part, but we will save time for questions at the end.

So as we launch into that, then, just a couple of words of sort of big picture stuff. As we have talked in previous calls, our number one objective for this fiscal year is to grow our bookings. That is the number one objective we’ve had. We said that all year long and that is what we’re driving ourselves to be able to do. In fact, you would see we’re on track in doing that. We will all address where we are with bookings, but you’ll see another strong bookings quarter from us. We did $80 million plus in bookings and that is about a 50% increase compared to what the company did in the same quarter a year ago and you all know what is happening with the economy and all the rest, so we’re quite pleased with that.

We also, as we talk later this afternoon, we’ll go through our strategy in some detail, and as we have reviewed that with customers all over the world, and I have met with about 200 customers to this point in the last year, it is the right strategy, it is the right strategy for today, and it’s the one we’re executing against in getting some traction. And then finally as we’ll talk, we’ll have a real plan to grow this business. It starts with growing the bookings. In our business, as we’ve talked before, revenue growth lags bookings growth by usually six to 12 months and we can now start to see that the revenue is going to turn and we expect it to start turning, where turn means go up, in this quarter, the fourth quarter, and I would expect to see that then as we get into the new year as well. So we have a plan for growth, number one though this year, grow the bookings. If we can grow the bookings, the revenue, the product revenue will turn and it will grow. And then as we will talk in a little bit, over time, we’ll be able to grow the service revenue as well. So that’s what we’re doing and that’s where we’re going.

If you would — if you have opened the slide deck that is on sgi.com, if you went to what is probably the fourth slide in, and of course it is the one that is right after the lengthy disclaimer statement, if you would go to that, there are some highlights from Q3, and we’ll hit those real quickly and Doug will talk about them more as well on the bookings side. But again, Q3 bookings, we did about $83 million compared to $55 million in the same quarter a year ago, roughly 50% growth. We’re very pleased with that result.

A number of key customer wins as you would expect in delivering a quarter like that, National Basketball Association, with the National Basketball Association, we announced a multi-year extension of the relationship that we have had together, and that’s to expand the league’s ground-breaking digital work flow and media management system. And this extended relationship will allow us to continue to work with the NBA and really accelerate or double their archiving effort that they have, and in fact they’re looking at it now with these new systems that we’ll be providing, being able to ingest about 60,000 hours of video content each year. Interestingly enough, NBA is our second largest storage management customer. They have about seven petabytes of information on line and that is second only to a very large and unnamed government customer.

Secondly we’ll point you to the Pittsburgh Super Computing Center. Pittsburgh Super Computing Center acquired two Altix 4700s with about 1,000 processors in them. One of those systems will be integrated into the TeraGrid which is the National Science Foundation Program for comprehensive cyber infrastructure. The other system will be devoted exclusively to biomedical research. Sikorsky Aircraft contracted with us to provide a large flight simulator to support the new U.S. Navy CH53K heavy-lift helicopter. And this system, this order for us is a combined compute visualization storage and professional services engagement, really touching all parts of our business. So that tremendous customer acceleration in many areas. That leaves us, then, as we exit the quarter, with a backlog of about $134 million. That’s about an 80% increase compared to where we started the year some nine months ago. So again, very pleased with that, as well.

And as we have started into Q4, we have very strong momentum early in the quarter. NASA Ames has just ordered a 20,000 core system, 20 terabyte, and this is one of our Ice systems. You will remember that is a system we just announced last summer and started shipping in August of this fiscal year. And that will be a huge system, and it’s going to support a variety of NASA programs. And also the manned exploration of Mars program. Stay tuned for more news on a variety of fronts as we move forward there. And then secondly, a so far unnamed major European

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May. 06. 2008 / 5:00PM ET, SGIC - Q3 2008 SGI Earnings Conference Call

research center has just ordered approximately 25— over $25 million of systems in storage from us. And that will be a huge installation, and again another key win for us. We’ll tell you more about the details of that as we can over the next few weeks and months. And then lastly, would point to you — you will remmber that last November we announced that we in fact had had very good results running standard Oracle. In fact, we had set world records of running the Oracle standard benchmarks, the OASB suite of benchmarks. And we predicted, or hoped at that point, that that results would in fact start lead us to start winning more database application business. And in fact, we’re pleased that we have just won a large procurement, five systems running Oracle, about $3 million all told, and you could imagine who the incumbents were in this. It wasn’t us. It would be people you would more naturally associate with running Oracle. In fact, so that is a huge step in the direction of us being able to serve large data management applications. And so we’re very pleased with that, as well. So, we’ve gotten Q4 off to a great start on the bookings side.

If you go to the next chart, it is the one that is entitled Q3 Highlights Operations, and for those of you who don’t have access to the charts, we’ll try to not just point you to words on the charts but try to convey what they mean. In Q3, you also saw us continue the drum beat of introducing new and better products across the board. We also announced last fall, last November as part of our strategy that we’re going to be back in the visualization business big time and in fact, introduce the Virtue VM200, and that is a family, really, the first of a family of leading edge visualization capabilities that will span the full line of our server products ranging from the Altix through the Ice to XE machines as well. Stay tuned, you are going to see a lot more coming from us in visualization over the next few months.

We also announced enhancements to our ICE machines during the quarter and also our infinite storage 4600 system and our virtualized storage migration system which basically enable us to work with customers to provide seamless data migration to any storage device. We’ve also joined Climate Savers, which a non-profit group of consumers, businesses and conservation groups dedicated to improving the power, efficiency and reducing the energy consumption of computers. You can find out more about that on our website. In fact, you will see the work we’ve been doing on our systems, in fact, is in many cases way ahead of what the state of the art is and what the requirements are for things like Climate Savers. On the software side, Irene Qualters has joined us to lead our software organization. You will remember, again, part of our strategy is to build up our software efforts.

For the last 10 years or so, Irene spent eight of those at Merck, the pharmaceutical company and ran all of their R&D computing and then for about the last year that she was there was the CIO of Merck and then worked at a company working in the gaming industry on physics chips and we are pleased that she has joined us. We also during the quarter were able to acquire the software assets and some other parts of the former Linux Networx, and those are really adding to the stable of software products that we have and upon which we are building for our future. We made very good progress under Irene’s leadership and with the good folks at SGI and some joining us from Linux Networx on our Industrial Strength LINUX Environment, and we’ll talk a little bit more about that. And on the service side, you’ll remember that our service business has been declining for a number of years. We’re going to stop that decline, and in fact we announced during the quarter a program called Support Solutions Plus, which under which we will be providing more customer service for other companies’ systems that are out there in the field and we’ve already had some early wins with that. So, part of our effort to move along. Basically, all of these operational activities are directed at helping our customers. And, in fundamentally growing our bookings and then growing the revenue and growing our business. So with that, let me turn it over to Kathy, and she’ll talk about the Q3 results.

Kathy Lanterman - SGI - CFO

Great, thanks, Bo.

So as Bo said, I’ll point you to the presentation that we’ve included, some of the slides in the presentation, starting on Slide 7 which is just a high-level summary of the financial highlights of the quarter, which I’ll talk about in more detail over the next few minutes. And now, I will point you to slide 8 of the presentation which has a summary of our GAAP and non-GAAP financial results. And as you can see there in Q3, our bookings momentum did continue. Our Q3 bookings of $83 million reflect 50% increase over the year-ago period. And also as Bo said, Q4 is off to a good start with some key large orders that we’ve already won.

We also ended the third quarter with the highest level of backlog that we’ve had in five quarters. As a reminder, we define bookings, also referred to as orders, as authorized orders for SGI products and professional services accepted in the period that are expected to ship in the next 12 months. Backlog is the cumulative bookings for which the company has not yet recognized revenue. One other note on bookings and back logs. For some time, we’ve been evaluating our booking policy which previously called for nine-month shipping window. In order to align our bookings policy with our material forecast horizon, as well as to more closely align with what we believe is industry standard, we modified our bookings policy at the beginning of this quarter to include a 12-month shipping horizon. Although we did not expect this change to have a material impact on our bookings this quarter, the result of the change was a $14 million increase in bookings and backlog for the quarter. This

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May. 06. 2008 / 5:00PM ET, SGIC - Q3 2008 SGI Earnings Conference Call

amount would otherwise have booked early in Q4 and we do not anticipate the change to affect our full-year bookings or end of year backlog projections. As of March 28, 2008, backlog was $134 million, up from $96 million at the end of December 2007 or a 40% increase. Large deals, those deals over $5 million, comprise approximately $53 million of the end of quarter backlog. We expect to achieve acceptance on several of these deals beginning in the fourth quarter, although the full value of the contracts will only be reflected in our GAAP revenue results over several years due to deferrals under SOP 97-2. As we complete our obligations for delivery, installation and acceptance for these deals, we will show them in our pro forma revenue results.

As for our revenue results, it continues to be difficult for us to predict the timing of conversion of booking of backlog to revenue and Q3 is also impacted in our business by seasonality. This makes short term P&L results challenging and also masks the positive business momentum that we are achieving. Again, it is not a question of if the bookings and backlog will convert to revenue, but a question of when. We have a business model where we expect this trend to continue, particularly for our GAAP numbers. As a result, we evaluate our success the monitoring, among other things, the following key goals: Our ability to sustain new order momentum, particularly for our new cluster and storage products, ensuring that we meet customer expectations in terms of delivery and acceptance through our technology differentiation, the quality of products and expertise of our people to quickly deliver and install the most complex of systems; the true cash profitability of the orders we accept, which is large the masked by the timing of revenue recognition. And our ability to diversify order momentum to manageable mix of large deals and what we call run rate business; and our ability to diversify our order momentum to a manageable mix of large deals and what we call run rate business. Our reference to run rate business are to smaller transactions generally under $5 million in which we can ship product and invoice the customer generally within the same quarter the order was received.

In evaluating the third quarter results, we were largely successful in achieving the above goals. As you can see on, now flipping to page 9 of the presentation, our year-to-date bookings are about 12% over last year’s results on a year-to-date basis. And more importantly, our core systems bookings grew 24% compared to the first nine months of fiscal 2007, driven in particular by strong adoption of our cluster products. We’ve achieved significant growth in orders over $5 million this year, as those orders have increased 37% in total this year compared to the same period in the prior year. However, as I stated earlier, our goal over the next year is to drive higher bookings volumes for the transactions under $5 million to make our business less dependent on the timing of large order acceptance. Product standard margins held up consistent with prior quarters and our target model. The difference between product standard margin and product gross profit margin is other costs of goods sold which includes the cost of our manufacturing organization. Gross margins in the quarter declined primarily due to the lower overall revenue levels. Our fixed manufacturing costs are amortized over revenue, therefore, lower revenues drive down gross margins.

Now, I’ll run quickly through the GAAP results for the third quarter and a more comprehensive review of the pro forma numbers will follow. On a GAAP basis for Q3 2008, revenue was $79.1 million at a 23.5% gross margin. Operating expenses were $59.2 million, yielding an operating loss of $40.6 million and net loss of $39.7 million. Included in the net loss is a $4 million cash gain resulting from the sale of our investment in MicroUnity Systems Engineering, Inc. GAAP revenues in the quarter were significantly impacted by the fact that we did not complete acceptance in the quarter on any of the large orders that were in our beginning of quarter backlog or booked during the third quarter. Our business momentum in fiscal year 2008 to date is reflected in our bookings momentum and in the significant increase in backlog. As of March 28, 2008, unrestricted cash, cash equivalents and marketable investments were $43 million, up $10 million compared to the prior quarter and slightly better than our expectations for end of quarter cash. As a reminder, we did increase our borrowing by a net $48 million during the quarter. The largest drivers of cash used in operations were inventory in the negative EBITDA for the quarter, driven largely by the revenue conversion challenge that I previously discussed. The maximum amount drawn on our revolving line of credit during the quarter was $7 million for a period of three weeks and it was undrawn at quarter-end. As of March 28, 2008, our head count was 1,652, compared to 1,623 as of December 28, 2007. The head count growth in the quarter was almost entirely related to the addition of certain employees who were previously with LINUX networks, offset by slight declines in other areas largely through attrition. On a geographic basis, the revenue mix remained relatively constant at 62% Americas,23% EMEA, and 15% for the rest of the world.

As previously noted, the company uses certain pro forma financial measures that are not calculated in accordance with GAAP or non-GAAP financial measures because management believes these non-GAAP financial measures are useful to investors to facilitate period-to-period comparisons of SGI’s performance and because they help investors view the company’s results of operations through the eyes of management and the company’s lenders. Our pro forma results of operations exclude the effect of fresh start accounting, deferral of revenue recognition pursuant to SOP 97-2, the non-cash impact of acquisition of certain assets formally owned by Linux Networx, bankruptcy and restructuring charges and stock-based compensation expense. A summary view of the comparison between our GAAP and non-GAAP results, as I said, is shown on slide 8 of the presentation. And a more detailed bridge was attached to our press release and can be found on our website.

I’m now going to provide you with a summary of the pro forma financial results for the third quarter. On a pro forma basis, revenue for the third quarter was $80.9 million as compared to $109.1 million in the second quarter of fiscal 2008. The primary driver for the lower pro forma revenue between the third quarter and the second quarter was the profile of the orders in the beginning of quarter backlog and those subsequently booked

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May. 06. 2008 / 5:00PM ET, SGIC - Q3 2008 SGI Earnings Conference Call

during the third quarter. As compared to the second quarter, a disproportionate amount of our order volume is related to deals that required in excess of six months to obtain customer acceptance, so did not convert to revenue in the quarter. Our pro forma gross margin in the second quarter was 26.9%, as compared to 35.7% in the first — in the second quarter. Sorry, that was gross margin in the third quarter, as compared to gross margin in the second quarter. And as mentioned earlier, the product standard margin which is a true reflection of the competitiveness and the pricing environment that we’re operating in, actually remains relatively strong at 42% compared to 45% in the prior quarter, and this is information that we haven’t previously disclosed at this level of detail externally, so slide 8 does give you a pretty good view of our pure revenue minus standard cost as well as margins of the component pieces of our business. And the majority of the gross margin decline on a pro forma basis was driven by the lower revenue in the quarter.

Operating expenses on a non-GAAP basis in the third quarter were $52.7 million, down from $55.3 million in the prior quarter, reflecting our focus on driving our cost structure down. And this resulted in a pro forma operating loss of $31 million in Q3 of fiscal year 2008 compared to pro forma operating loss of $16.4 million in the prior quarter. Our adjusted EBITDA, which by definition is a pro forma measurement and is calculated based on our pro forma operating income was negative $25.7 million in the third quarter, compared with negative $11 million in the second quarter. I will be back in a few minutes to discuss guidance, but for now, let me turn it back over to Bo to discuss more on strategy.

Bo Ewald - SGI - CEO

Great, thanks, Kathy.

So, again, bear with us, if you will, what we’re trying to do is make sure we’re all kind of on the same page with where the company is going, so now let’s shift gear, we’ll do a little bit of background and then talk about the company’s evolving strategy from business markets and technical perspectives. There is a chart in the back that is entitled Company Overview, and it has most likely a McLaren formula one race car on it, McLaren is one of our customers, as are some of the other formula one teams. So, we’re in the company’s 25th year, we’re celebrating our 25th anniversary. We have in rough numbers about 4,000 customers. Those customers, about 60% are in the U.S. 20% to 25% are in Europe and depending upon the quarter, 10% to 15% of our business is in the rest of the world. We have 1,650 employees in rough numbers as Kathy just stated and about half of those employees are customer facing in our service and sales organizations. We have a lot of people with clearances. There are 300-plus clearances that our people hold in the company and we continue to have about 300 engineers in our R&D organizations.

In terms of customers, as shown on the slide 13, we have a really strong base in government and the research community. In rough numbers, about 70% of our customers are government or government funded. About 30% industrial, again, 60% plus in the U.S. And on the government side, you would see us being really strong in defense and what here is euphemistically called Strategic Systems. We of course can’t list some of the customers on the Strategic Systems side, but on the defense side you see us having big customers in the system integrators for both defense and intelligence and then as well as working directly with some of the agencies and programs within DOD and elsewhere around the world.

Secondly, large amount of business in the national centers and Doug will later on break down roughly where these — the concentration of these customers, but across the board, you would see us having blue chip customers upon which we’re building this business, whether they be in LR ZED in Germany or NASA here in the U.S. Weather forecasting continued to be strong in that. It is really weather forecasting as well as climate modeling with some recent wins that we’ve had at Princeton, GFDL and interestingly enough, at the Russian weather forecasting service, you would see their emblem, it is Roshydromet as we try to pronounce it and then strong university business, as well.

The chart on page 14 shows our growing industrial business. And, again, you’ll remember that we’re driving toward increasing the penetration that we have in industry and businesses and so for this year, our focus has been to attack people who manufacture things. So, aerospace companies, automotive and manufacturing. Again, we’ve had great growth there. Sikorsky we’ve talked about, McLaren, our first formula one customer. We have since been able to leverage that as McLaren was winning races last year as well as this. Now we have three formula one teams who are using our equipment and working on a couple of others. Manufacturing 3M was one of our first cluster customers and you can look down the list there, again, blue chip companies. On the energy industry, BP, a long time customer of ours. And then just in the last few months, we won that Total, a large French oil customer. That is a huge ICE system that is being delivered to France almost as we speak.

Biosciences, and we’ll come back and talk a little bit more about business or enterprise customers we have and which part of the enterprise we’re we’ll really going after as we move along. The foundation that we’re building the company upon is shown on chart 15. Again, tried to point out here really strong things that we have in the company upon which we’re building this business. And it starts with the roughly 4,000 customers. We also have a very strong brand with Silicon Graphics. People remember Silicon Graphics and there is almost a cult following, if you will, for the company and for the visualization that we’re able to do in the past and we’re going to capitalize on that moving forward. Our engineering and software skills are world-class and if I boil down all of the things that we do on the engineering side, we have particular skills in system

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May. 06. 2008 / 5:00PM ET, SGIC - Q3 2008 SGI Earnings Conference Call

architecture, designing balanced, very high performance systems, great memory bandwidth and ability to do fast IO and do a lot of compute. And then be able to take all of that electronics and put it in a relatively small volume with low power consumption and efficient cooling and that comes down to what I have entitled Packaging here.

On the software side, we’re widely recognized for having high productivity LINUX environment and being able to integrate the software and actually get it to work, and that then comes into the next bullet which we deliver systems that work out of the box and that goes all the way from manufacturing to the installation of those systems and then turning them over to customers for production. I would point you to the big system that we installed in New Mexico, the NM (inaudible) system. Last November, that system was announced as the third fastest computer in the world and in fact, was the fastest production computer in the world. The first two are IBM Blue Jean machines. With that system which was huge, 28 racks, we were able to, from the time that we uncrated the last box in New Mexico, in 27 hours we had that system powered up and then in another 20 hours our software people had turned it over to the customer for the customer to start running. So, 48 hours of elapsed time to get a system up and get the customer to start running on it. Our systems work out of the box. We also have, and I think the most important asset of the company frankly, are its people. We have people who know this space, they know compute, they know data intensive computing, they know visualization. As we move forward, that is what we’re building on.

If you flip to the chart which is on page 16, as we move to the future, and we may have a little sequence issue here, I’m not sure which chart you have next, but let me first — let me flip to the one that is entitled Three Year Business Road Map. We were a little late getting going because of some filing things, so hopefully this is the right format. But you’ll see a chart that says Three Year Business Road Map and on that chart you would see basically the sort of three-year plan that we have for this business. We’re well into the first year of that, which was our fiscal 2008. And sort of the big theme for this year, as we’ve said over and over, is to grow bookings. Our objective is to grow our bookings 20% to 25% this year. And our belief is, as we grow the bookings, then in the next year, as our bookings have grown, following that by six to 12 months, our product revenue will turn up.

So our big themes for 2009 are to continue to grow our bookings and also then see our product revenue turn up. And then, following the product revenue turning up in another, in some cases, 12 to almost 36 months, the service revenue will turn up and start following that. So our plan then is to follow 2009 by getting into 2010 and having a business which, in fact, is clearly sustainable and growing on its own right. Sectors that we focus on in fiscal 2008, high performance computing. That at the primary business we’ve served and the one we’re really going after hard this year. And then in 2009, based on announcements we’re doing and things we’re doing in 2008, expect to be a bigger player in the visualization market and in parts of the data management market that we’ll come back and talk about. And then the same thing in 2010.

Specific vertical markets that we target this year, the defense and intelligence community, national centers and research and then winning our way back into those people who manufacture things, that part of industry. The next year as we move forward, breaking into this sort of new media world, and we’ll talk a little bit more about that, in energy, as well. And then in 2010, come back and attack, or be able to be a bigger player in what we call high performance business. We will be building that business as we move through 2009, but expect it to be a bigger player in 2010. On the products side this year, we have compute and storage platforms that we’re highlighting and emphasizing and really moving forward. Next we’re in 2009, you’ll see us supplement that in a big way with our visualization products and also with the first releases of our software called Industrial Strength LINUX environment. We expect to start garnering revenue and good gross margin from those products and then, following that in 2010, even more data management products from us.

On the services side, particularly on the customer services part of the business, our big challenge in 2008 is to stop a business that’s been declining for seven or eight years. And so, we’re slowing the decline this year in 2009. We want to stop that decline and flatten the business, that is part of what the Support Solutions Plus announcement that we did was and start growing our professional services business so that in 2010, we’re also growing both the customer service as well as the professional services. The presumably next chart is the one that says SGI Performance Meets the Next Wave. And, again, it is just building on what we’ve talked about here as the sort of the three year business road map.

This year focused on high performance computing and we won’t spend a lot of time on this today, but when we get together in person, the world is changing here, and the world of visualization is changing very rapidly as are these huge data problems and the management of data. And so there is kind of a new world of visualization coming dealing with new media, dealing with move to three dimensional visualization, high definition TV, web 3O, huge models. One of our customers creates a model of the human heart that we announced a few months ago. Two billion elements. And if you look at what the car companies are doing today, they’re creating models of vehicles that have 5 million, 6 million, 700 million elements in them. The whole world of visualization is changing. It is including much more video.

If you — as you use the web today, you have a combination of words plus pictures, plus video. And that is going to change the way that people do things, and then related to that, the explosion of content and of data and so we expect to be able to play in that. In fact, we were just at the National Association of Broadcasters conference about two weeks ago, and two of our customers who span both of these areas, won awards in

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FINAL TRANSCRIPT

May. 06. 2008 / 5:00PM ET, SGIC - Q3 2008 SGI Earnings Conference Call

National Geographic as well as National Basketball Association. So our intent here is, focus on our core HPC foundation, but as the world changes, we believe that we’re actually going to be in a position where that world is sort of catching up with what we believe we can do on visualization as well as on handing data — big data problems and content management. If you go to the next chart, which hopefully is the one that says SGI and NBA, NBA is the National Basketball Association. Again, they have just signed a new agreement with us for the next few years, and basically what the NBA is doing is they’re digitizing every live basketball game now and storing that on our systems and managing that content and they’re also going back and digitizing the old content, the old basketball games that are in their libraries. And I won’t again go into detail, you really need to see this.

It is unbelievable what they’re doing, but as they ingest that data, they’re tagging every play and eventually get to the point where not only will they be able to use the content for highlights and that sort of thing, but if you were a consumer, a basketball fan and you were, say, a Magic Johnson fan and you wanted to see all of the game winning shots that he made between March — in the month of March between 1982 and ‘92 or something like that, they could make your own video clip automatically and ship it to you. So that sort of thing is happening, it is going to be a combination of some compute, to be able to do things quickly, big storage and then being able to for some applications to visualize things. On the visualization front on page 19 again, won’t hit this in any detail but the world of visualization is changing and it has changed dramatically since SGI started this business 25 years ago. Huge models, fusion of different data types and people wanting to be able to do things on a real-time basis and manage all of that content. So big picture, that’s sort of the business road map that we have and where we believe the markets are going. On the technology side, you’ll see us really try to provide systems that do the three things that our customers and this new set of customers we go after do. People compute stuff, look at it and they save it and they do that again and again and again. Our objective here is to have best of breed products in each of those three areas and then be able to combine them better than others can.

If you look back on page, what is chart 21, that says IO and Hybrid Computing, you would see a sort of a purple rainbow there and that is part of our strategy is well. What our customers told us, and I again, have visited approximately 200 of them, are that they really like the concept of free software that the LINUX operating system is quite good today, and that, however, on top of the LINUX operating system, the system utilities that they use come from a variety of different places , the job scheduler comes from yet another company or companies, the development environment, compilers, libraries and all of those things come from yet other places. In fact, they may ends up with 20 or 30 different software licenses. So it is driving increased complexity on their part and in the end, lower performance of their systems. So we’re attacking that and that is our Industrial Strength LINUX Environment and we’ll be talking more about that over the course of the summer and you’ll start to see actual releases that pull all of that stuff together. And underneath that software umbrella, we have two classes of systems. Those are the shared memory Altix systems and the distributed memory or clustered ICE and XE systems and we now have — and each of those systems is good at running certain classes of applications. We have customers who are buying some of each.

Chrysler is a good example. We hadn’t done business with Chrysler for three or four years, and last fall, Chrysler ordered two systems from us and I think about 32 nodes of Altix to run some parts of their applications on and about 100 nodes of our distributed memory system running side by side and we’re now up to about 20 customers who are running hybrid systems like that. So you’ll see that continuing for us. And then as we move forward again, wrapping as shown on the next chart, which says Improving and Expanding our Software Content, wrapping that the compute visualization and storage systems, connected and hybrid systems together into that much stronger Industrial Strength LINUX Environment. And then, as shown on the next chart, basically being able to expand from that base from HBC into this new world of three-dimensional, high-definition, real-time visualization, and then also complex data management, and of the compute visualization and storage, each of those three parts of what sometimes looks like Mickey Mouse, each of those three parts plays more strongly in one of those markets. So you see us really targeting and driving our product development based on those markets.

Now, switching a little bit to talk about FY ‘08, what does all that stuff mean for FY ‘08? As we started FY ‘08, the major objectives that we had for the business were on the bookings side, we wandered to grow. The business had been declining for years, and we wanted to grow. So we established an objective to achieve some level of double-digit bookings growth. We wanted to revisit the company’s strategy and in fact have done that. We just talked about that. And then, as we moved through the year, refresh the compute storage and get back into the visualization business on the product side, so we’ve done that. On the services, slow the decline of customer services and start to grow PS. On the organization side, really get to a vertical sales and marketing organization and create a software organization as part of this Industrial Strength LINUX Environment. Supplement our leadership team and then develop a strategy to monetize the intellectual property that we have. And as we’ve rolled through the years, we have reviewed many of these things with you which I believe are on slide 25. And those in last July, we finalized the strategy, we shipped the first ICE system. We’ve talked about that.

Shahin Khan joined us lead IP. We launched new storage products and our bookings grew 43% compared to the end of last year. And then October, we internally had a sales conference. Super computing ‘07 is the big trade show for high performance computing and our message was sort of pure and simple, SGI is back and we were and that was vindicated or demonstrated in the best way by the ICE being number three in top 500 and then our growth. At the same time, we also demonstrated this record performance running Oracle applications and now we’re starting to

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FINAL TRANSCRIPT

May. 06. 2008 / 5:00PM ET, SGIC - Q3 2008 SGI Earnings Conference Call

see the fruits of some of that. Doug joined us then to lead the sales organization and ended up growing bookings about 30% beyond what we had done in Q1. Then, in the quarter we’ve just concluded, we’ve talked about all of those things and you’ll see significant orders are listed for each of those quarters and now already in April, we’re off to a great start. The NBA themselves are up to about 250,000 hours digitized. About 7 petabytes of information stored and we announced the first of visualization products.

We feel pretty good, frankly, about the momentum that we have, the bookings that we have, and what we’ve been able to do operationally in the business. We’re also very pleased that Doug has joined us. He joined us again about six months ago. Doug had been at Solectron for a long time as you know. $10 billion plus technology contract manufacturing business. Doug had run all sales and customer operations at Solectron and joined us again six months ago, and so we thought it would be great for Doug to say a few words about his first time here at SGI and then what we’re doing. I would also say that again, I visited about 200 customers in the last year. You’ll find Doug to be extremely competitive and it is rumored that he is on a path to surpass that. So, good luck, my

Doug Britt - SGI - SVP of Sales

Thank you Bo, I’m actually behind you right now, but I’ll be catching up in the next few months. Good afternoon, everyone.

Over the past six months I’ve visited over 50 customers, dozens of partners and have conducted market segment and account reviews for all of EMEA, U.S., Latin America, Canada and parts of Asia. Today I’d like to share with you a status update on our efforts focused on generating sustained bookings and revenue growth as well as outlining some specific actions that we have taken place to improve sales productivity.

From fiscal year 2003 to fiscal year 2007, the company had experienced a consistent decline in year-over-year bookings. In 2008, we extended our product portfolio and entered the cluster market. We introduced storage products, new services and solutions. The expanded portfolio has been well received by customers in the market and is contributing to the improved bookings trend. With year-to-date bookings of $260 million, we’re very close to our bookings level for the full 2007 fiscal year. In the fourth quarter, we expect bookings between $80 million and 100 million, which would demonstrate an inflection point in our bookings trend.

While Q3 bookings were lower than Q2 bookings, the overall trend for the past four quarters shows improving bookings momentum and a strengthening of our backlog. This, combined with a growing pipeline of new business opportunities, positions us well for sustained bookings and revenue growth in the coming quarters. Our core business has been concentrated in government, research and manufacturing which is good business for us. Our mission is to continue to grow at, or beat the market rate in these areas while accelerating in oil and gas, in new media, data warehouse and in business intelligence.

We have also identified an action critical success factors for our sales team in order to sustain bookings and revenue growth from our targeted market segments. Specifically, we have established a strategic account management organization that is focused on protecting and expanding our business from existing customers. In an effort to accelerate growth and expand on market presence, we have increased investment and sales and sales management resources who are 100% dedicated to hunting new business from new targeted customers within our focused market segments. We’ve also strengthened the alignment between marketing and sales to proactively deliver value propositions that address critical customer needs. I recognize that part of the shift to growth and expansion is the shift in the selling culture. We have implemented new sales management processes, accountability, and reward systems to support our desire to create an aggressive, proactive and results-oriented selling environment. We have invested in an industry marketing organization that has responsibility to develop solutions, collateral and presales support. Our selling approach is to identify customer pain point and practically help them to solve their most difficult problems. In addition to creating an aggressive and practice selling culture, we’re expanding our customer coverage model by investing in highly leveraged areas such as telesales and channel sales.

In recognizing the data management market has some key differences as compared to our traditional HPC markets, we have created a dedicated a storage management sales team. We’ve also — we are also in the process of improving our sales training. And, finally, we’ve recently brought on a new sales leader in EMEA, (inaudible) who spent 13 years between Compaq and eventually HP to help lead our transition to growth in that key market. I’m very optimistic about the work we’re doing. I believe we have enough products, services and solutions to sustain bookings revenue growth. The sales and marketing organization have been realigned to support the corporate strategy and we are now driving improved booking results. I would like to recognize the efforts of the sales organization as they have all been hard at work to help SGI return to sustained growth. Now, let me turn it back to Kathy to provide an outlook for this quarter’s business.

Kathy Lanterman - SGI - CFO

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FINAL TRANSCRIPT

May. 06. 2008 / 5:00PM ET, SGIC - Q3 2008 SGI Earnings Conference Call

Thanks, Doug.

And pointing you back to the presentation deck, I’m going to be talking a little bit to the — to slide 36 has a high level of the outlook that we are signaling to you today. So really, in order to allow you all to understand a little bit better where we see the business going, today we’re sharing the following guidance for the remainder of our fiscal year. On bookings, as Doug said, we expect to finish the year strong and deliver fourth quarter bookings in the range of $80 million to $100 million, or full-year bookings of $340 million to $360 million, representing growth of at least 20% over the $286 million that we did in FY ‘07. From a revenue standpoint, you should expect Q4 to be the strongest quarter of the year. We’re currently projecting that some, but not all, of the large deals that we’ve won this year will convert to revenue on a pro forma basis in Q4.

Driven largely by the 9 to 12 month conversion cycle of our large deals and the heavy concentration of large dealings in our bookings this year, full year pro forma revenue for fiscal 2008 will be down compared to last year, although we will have built very strong backlog during the year. We expect pro forma revenue for the fourth quarter of $115 million to $135 million which will result in full-year pro forma revenue in a range of $425 million to $445 million, compared to $532 million in the prior year. From a cash standpoint, we expect to end the year with a slightly lower cash balance and no amount outstanding on our $20 million revolving line of credit which we do plan to utilize up to the full capacity during the quarter to fund working capital and the large deal cycle that we’ve talked about. By delivering these results, we will also be well positioned to enter FY ‘09 with strong backlog. We entered fiscal year ‘08 with only $66.5 million of backlog, which is one of the challenges that contributed to our relatively weak full-year revenue projections despite our strong bookings year. We expect to exit FY ‘08 with backlog about double the level that we had last year. Effective in Q4 and heading into FY ‘09, revenue should start to catch up with the bookings momentum and we’ll also continue our focus on cost management initiatives targeted at lowering our break-even point in FY ‘09.

With that I’ll turn the call back over to Bo for closing remarks.

Bo Ewald - SGI - CEO

Great, thanks, Kathy and Doug. So we’ve shared with you the directions that we’re going and these are the same directions that we share on the technology side in particular with our customers and we continue to receive strong validation with people actually buying the systems and having suggestions for how we should — what we should do in the future and drive things forward. So, while we’re only three-quarters of the way through our fiscal year, we really are on track with our key objectives. So, as we move through the rest of our quarter and our year, continue to look for the following proof points. Number one objective is bookings growth. That is what our drive has been this year, and we’re well on the way to having a good year and in fact believe we’ll have a very strong year. Secondly, success with implementing our strategy, now expanded to include visualization, hybrid computing and our vision for Industrial Strength LINUX Environment. And then finally, as Kathy mentioned, look for us to — really, we’re setting the stage for improved financial results in Q4 and beyond. So you’ll see us driving the business consistent with the strategy and the road map we’ve outlined. In summary, we’re very pleased with the momentum we saw in our Q3 bookings, we have the right strategy, we believe we can execute to deliver growth. So with that, I’ll turn it back over to Julie and we’ll launch into any questions, if there are any.

QUESTION AND ANSWER

Julie Quattro - SGI - Director Investor Relations

Any questions, please let us know.

OPERATOR

(OPERATOR INSTRUCTIONS) We’ll pause for just a moment to compile the Q&A roster.

Bo Ewald - SGI - CEO

Sounds like we’re doing that in stereo or in echo.

OPERATOR

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FINAL TRANSCRIPT

May. 06. 2008 / 5:00PM ET, SGIC - Q3 2008 SGI Earnings Conference Call

Our first question comes from the line of Glenn Hanus.

Bo Ewald - SGI - CEO

Hello, Glenn. Go on.

Glenn Hanus - Needham & Co. - Analyst

Hi, good afternoon. Could you talk a little bit about — I mean, the bookings look good. But if you were to turn back the clock a little bit, and I know you didn’t give guidance, but I would suspect you would have thought some time ago the revenue traction would have come on faster. What has surprised you, or or what has sort of changed versus what you — how you thought the business would develop looking back, six months or nine months ago, when you were looking forward then, if you will?

Bo Ewald - SGI - CEO

Let me give you first the 30,000 foot view and then Kathy can jump in. We basically entered this year, as you know, a year ago in the April quarter, the company did I think $55 million of bookings, and in the June quarter did $54 million and the backlog was low $60 million. So we had no backlog as we entered the year, and part of what you’re seeing on the revenue side is in fact a reflection that we’ve had to — we started from very low backlog and had to basically build things as we went along. And then, as you know, with the mix of deals that we have, it really is for these large deals six to 12 months, and in some cases longer, the time to convert from an order into the bookings. So big picture, we entered the year with very low backlog and almost no momentum. And then, as we have moved along, the concentration of big deals gives a longer period from order to revenue.

Kathy Lanterman - SGI - CFO

Yes, and I don’t have a whole lot to add other than just to reinforce that is really what is changed relative to the expectations that we set for ourselves heading into the year. We — internally we’re very close. We’re tracking very close to our bookings plan. What we didn’t fully incorporate I think is the composition of those bookings. So the good news for us is that we’re having great traction on profitable large deals. We’re winning most of those deals that we’re going after. While we have grown the, what we call the run rate business, the sub $5 million deals, that’s only grown about 3% year-to-date compared to last year. And really a lot of the changes that Doug talked about are really focused on allowing us to build that more business on that run rate bookings which will help us in the predictability of both the cash conversion cycle as well as the revenue conversion cycle.

Glenn Hanus - Needham & Co. - Analyst

Any color around bookings for the Itanium systems versus the cluster systems? In terms of, how has that gone versus your expectations?

Bo Ewald - SGI - CEO

Yes, we’re — as you know, as we started the year this year, we really were almost probably 90% Itanium based and maybe 10% cluster, our XE machine had been introduced, but had not sold very much. So as we moved through the year, we expected the XE and ICE machines to become a larger percentage of our business and in fact, some of us were expecting it to be roughly 50/50 as we exit the year, and we’re probably on a path to have that happen.

Glenn Hanus - Needham & Co. - Analyst

And maybe lastly, I would be remiss if I didn’t make, ask a general macro question. How are you sort of seeing the different geos in terms of demand and any macro issues out there.

Bo Ewald - SGI - CEO

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May. 06. 2008 / 5:00PM ET, SGIC - Q3 2008 SGI Earnings Conference Call

Maybe I’ll address the big picture macro issue and then Doug can talk about the geos. We remain vigilant about economic impacts, about the downturn. The reality, as far as we can detect is, no impact on us. Now I’m also going to knock on wood as I say that, because we are vigilant. We have heard some companies seem to be doing well, others have struggled with it. We seem to be doing well, particularly, again, on the bookings side. Doug, on a geographic basis?

Doug Britt - SGI - SVP of Sales

I’ll just add that the expansion of the product portfolio has enabled us to get back into customers that have been dormant from SGI, and if you look at the overall market share of our company in the areas that we’re addressing, we’re still pretty small. So, not that the market couldn’t impact us if capital spending slowed, but we’re not seeing that. Our pipeline has actually been increasing and the opportunities that we’re seeing are growing. So, so far, it is looking good and like Bo did, we’ll knock on wood, hopefully that stays the same.

Bo Ewald - SGI - CEO

We’re probably growing two to three times the speed of the market right now in our bookings.

Glenn Hanus - Needham & Co. - Analyst

Thank you.

OPERATOR

At this time there are no further questions.

Bo Ewald - SGI - CEO

Okay. Well, if there is no further questions, I’d like to thank you for participating on the call with us today, and if you have additional questions and would like to call back regarding our results, don’t hesitate to call us at 650-933-6102. Thank you.

Julie Quattro - SGI - Director Investor Relations

Great. Thanks, everybody.

OPERATOR

This concludes today’s Q3 fiscal year 2008 earnings conference call. You may now disconnect.

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FINAL TRANSCRIPT

May. 06. 2008 / 5:00PM ET, SGIC - Q3 2008 SGI Earnings Conference Call

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